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                                                                   EXHIBIT 10.19
                              EMPLOYMENT AGREEMENT


         Made as of the 1st day of January, 2001 by and between S2 Golf Acquisition Corp. d/b/a Lady Fairway ("Lady Fairway"), a wholly owned subsidiary of S2 Golf Inc., a New Jersey corporation with its principal place of business in Fairfield, New Jersey ("S2 Golf"), S2 Golf, and James E. Jones of Tampa, Florida ("JEJ") as follows:

         WHEREAS, the parties desire to: (i) provide for the employment of JEJ in the management of Lady Fairway and S2 Golf, and (ii) provide for a valid and enforceable covenant by JEJ not to compete with Lady Fairway and/or S2 Golf in the conduct of their businesses and in the geographical area described in Exhibit A hereto ("Business") for the period herein described; and (iii) fix the compensation of JEJ for such services and covenant;

         NOW THEREFORE, in mutual consideration of the covenants and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

         1. TERM. S2 Golf and Lady Fairway hereby hire and employ JEJ for a period beginning on the effective date of this Agreement, and terminating on the close of business on December 31, 2005 unless the Agreement is terminated sooner as provided herein (the "Employment Period").

         2. DUTIES. During the Employment Period, JEJ shall devote his full business time and attention to the business of Lady Fairway and S2 Golf and to such activities as may be assigned to him from time to time by Lady Fairway and S2 Golf. JEJ will report to the President of S2 Golf and have the titles and responsibilities of President of Lady Fairway and Vice President of Marketing of S2 Golf and will serve Lady Fairway and S2 Golf diligently and faithfully in the Business and use his best endeavors to promote the interests of Lady Fairway and S2 Golf and will perform such services at such reasonable times and places as Lady Fairway and S2 Golf may direct in connection with the Business. Such services shall include, but not be limited to, overseeing the business affairs of Lady Fairway, coordinating S2 Golf's clothing line and managing the marketing efforts of S2 Golf.

         3. SALARY. In consideration of the services to be performed by JEJ, he will receive an annual gross salary of $100,000 (the "Base Salary"). The Base Salary shall be paid in accordance with S2 Golf's regular payroll policies.

         4. BONUS PLAN.

         (a) S2 Golf may, during the Employment Period, grant to JEJ common stock options for certain numbers of shares of S2 Golf's common stock (the "Stock Options").

         (b) The exercise price and the number of shares exercisable under any Stock Option shall be adjusted accordingly for any subsequent common stock splits, reverse common stock splits, recapitalizations, etc.

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         (c) Notwithstanding any other provision of this paragraph 4 to the contrary, if a Change in Control (as defined below) of Lady Fairway or S2 Golf occurs, then: (i) all of the then "non-vested" shares of any Stock Option shall be and become exercisable immediately prior to such Change in Control (each, an "Accelerated Share"; combined, the "Accelerated Shares"); (ii) the exercise price for each Accelerated Share of any Stock Option shall be either (a) one (1) cent ($.01) or (b) the lowest greater exercise price per Accelerated Share which will not cause the value to JEJ of all the shares of any Stock Options exercised upon such Change in Control to be considered an "excess parachute payment" under
Section 280G of the Internal Revenue Code of 1986, as amended; and (iii) the exercise price of the then "vested" shares of any Stock Option shall be the exercise price determined in clause (ii) above; provided, however, that in no event shall the exercise price of the then "vested" shares of any Stock Option be in excess of the Exercise Price originally determined upon the grant of such Stock Option.

         (d) A Change in Control shall be deemed to have occurred if (i) Lady Fairway or S2 Golf shall be merged or consolidated with any corporation (other than with any of its subsidiaries), (ii) Lady Fairway or S2 Golf shall sell all or substantially all of its operating properties and assets or (iii) any person (including any person, association, corporation or other entity) becomes a beneficial owner, directly or indirectly, of securities of Lady Fairway or S2 Golf representing more than 50% of the combined voting power of the then outstanding securities of Lady Fairway or S2 Golf.

         5. BENEFITS. During the Employment Period, JEJ shall be entitled to receive all benefits listed on Exhibit B attached hereto. S2 Golf reserves the right to alter, abolish, change or improve any such benefit provided, however, JEJ shall, at all times, receive the same benefits as the benefits provided by Lady Fairway or S2 Golf to all other senior executives. Lady Fairway agrees to maintain, at Lady Fairway's expense, adequate insurance coverage for JEJ's use of the van owned by Lady Fairway. Lady Fairway's obligation to maintain such insurance pursuant to this paragraph 5 shall cease upon relocation of Lady Fairway's operations from Tampa, Florida to New Jersey.

         6. TERMINATION.

         (a) S2 Golf may terminate JEJ's employment under this Agreement, and JEJ's Base Salary shall cease to accrue, if, and only if, any of the following shall occur:

                  (i) JEJ dies; or

                  (ii) in the event JEJ is determined to suffer from a Disability, 90 days after the onset of such Disability. The term "Disability" is defined as a medically determinable physical or mental impairment which renders JEJ incapable of performing his employment duties with S2 Golf or Lady Fairway and which can be expected to result in death or to be of long continued and indefinite duration. Lady Fairway shall select a physician to determine whether JEJ is Disabled, as hereinabove defined, and such determination shall be binding and conclusive; or

                  (iii) S2 Golf and Lady Fairway have discharged JEJ for cause. Cause shall be determined by S2 Golf and shall mean JEJ's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, failure to perform his duties


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described herein, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order, material breach of any provision of this Agreement or acceptance of employment other than with S2 Golf and Lady Fairway; or

                  (iv) JEJ violates the provisions of this Agreement; or

                  (v) JEJ voluntarily terminates his employment with S2 Golf or Lady Fairway; or

                  (vi) there has been a Change in Control and in conjunction with such Change in Control JEJ's duties are modified, without JEJ's express written consent, so as to no longer include the title and responsibility of either (a) President of Lady Fairway or (b) Vice President of Marketing of S2 Golf.

         (b) If JEJ's employment is terminated, whether such termination be pursuant to the terms of this paragraph 6, by expiration of the Employment Period, or otherwise, all further obligations of Lady Fairway and S2 Golf to JEJ shall cease. Likewise, if JEJ's employment is terminated, all obligations owed by JEJ to Lady Fairway and S2 Golf shall cease provided, however, that JEJ shall continue to comply with the terms of the covenant not to compete contained in this Agreement unless JEJ's employment is terminated pursuant to paragraphs 6(a)(i) or 6(a)(vi) and an agreeable employment agreement cannot be developed between all parties. In the event of termination, JEJ shall be entitled to any unpaid balance of JEJ's salary prorated and accrued to the date of termination. No provision of this Agreement shall be construed as to prejudice any right or remedy available to S2 Golf, Lady Fairway or JEJ in any case of termination.

         7. CONFIDENTIALITY. JEJ will treat as confidential and will not, without written approval of Lady Fairway and/or S2 Golf, use, other than in the performance of his designated duties to Lady Fairway and S2 Golf, or publish, disclose, copyright or authorize anyone else to use, publish, disclose or copyright, during the term of employment under this Agreement any information relating to inventions, processes, formulas, systems, plans, programs, studies, techniques, "know-how", products, product development, product costing, product pricing, or trade secrets of Lady Fairway and S2 Golf, or any affiliated entities of Lady Fairway and S2 Golf, or any other information which Lady Fairway, S2 Golf or such entities might prefer or require to remain undisclosed including information relating to any of the activities, operations or affairs of Lady Fairway, S2 Golf or of such entities, it being understood that such confidential information does not include information that is publicly available or known. JEJ will diligently protect such confidential information against loss by inadvertent or unauthorized disclosure and will comply with any rules established by Lady Fairway and/or S2 Golf for the purpose of protecting such confidential information.

         8. ASSIGNMENT. This Agreement is not assignable by JEJ but is assignable by S2 Golf to any affiliate or successor entity. As used in this Agreement, the term "S2 Golf" shall include any entity to which this Agreement shall have been assigned by S2 Golf.

         9. PATENTS AND INVENTIONS. JEJ will promptly submit to S2 Golf written disclosures of all inventions, improvements and discoveries, relating to the Business, whether or not


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patentable (hereinafter call "Inventions"), which are made or conceived by him, alone or jointly with others, while in its employ. Title to all such Inventions that shall be within the existing or contemplated scope of Lady Fairway's and S2 Golf's businesses at the time such inventions are made or conceived or which result from or are suggested by any work he or others may do for or on behalf of Lady Fairway and/or S2 Golf, together with such patent, patents or other legal protection as may be obtained thereon in the United States of America and all foreign countries, shall belong to Lady Fairway. JEJ will assign any rights or interest in such title to Lady Fairway, and, upon the request of Lady Fairway, will at any time during his employment with Lady Fairway and after its termination for any reason, execute all proper papers for use in applying for, obtaining, maintaining and enforcing such patents or other legal protection as Lady Fairway may desire and will execute and deliver all proper assignments thereof, when so requested, without remuneration but at the expense of Lady Fairway.

         10. NON-COMPETITION.

         (a) During the term of this Agreement JEJ will not, directly or indirectly, engage in any activity similar to that of any part of the Business or otherwise in competition with the Business.

         (b) For one year after the termination of this Agreement (for any reason other than as a result of the event described in subparagraphs 6(a)(i) or
(vi)) JEJ will not, directly or indirectly engage in any activity for any person or entity the purpose of which activity is to assist such person or entity in any manner in either: (i) soliciting or obtaining an endorsement of such person's or entity's products by the Ladies Professional Golf Association ("LPGA") for which Lady Fairway and/or S2 Golf has an exclusive or non-exclusive license from the LPGA or (ii) establishing a women's golf club or golf shoe product line where such person or entity had no such product line previously.

         (c) JEJ shall not engage in any activity described in subparagraphs 10(a) or 10(b) in any place in the United States of America involving sales to anyone who is or was, or any entity that is or was a customer of Lady Fairway and/or S2 Golf during the Employment Period.

         (d) JEJ shall be deemed to be engaged in the activities described in subparagraphs 10(a) or 10(b) directly or indirectly if he is an employee, officer, director, trustee, agent, representative or partner of, or a consultant or advisor to or for, any person, firm, corporation, association, trust or other entity (other than S2 Golf, Lady Fairway or any of their respective affiliates, subsidiaries, or successors) which is engaged in such business or if he owns, directly or indirectly, in excess of five percent (5%) of the outstanding stock or shares or has a beneficial or other financial interest exceeding five percent (5%) of the net assets of any such person, firm, corporation, association, trust or other entity. The foregoing shall not be construed to prohibit the mere ownership by JEJ of investments not representing a controlling interest in any securities traded in over-the-counter market or listed on any national securities exchange.

         (e) JEJ agrees that the remedy at law for any breach or threatened breach of the covenant contained in this paragraph 10 will be inadequate and that any breach or threatened breach would cause such immediate and permanent damage as would be impossible to ascertain, and, therefore, JEJ agrees and consents that in the event of any breach or threatened breach of


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any provision of such covenant by him, in addition to any and all other legal and equitable remedies available to Lady Fairway and/or S2 Golf for such breach or threatened breach including a recovery of damages, Lady Fairway and/or S2 Golf shall be entitled to obtain preliminary or permanent injunctive relief without the necessity of proving actual damage by reason of such breach or threatened breach and, to the extent permitted by applicable statutes and rules of procedure, a temporary restraining order (or similar procedural device) may be granted immediately upon the commencement of such action.

         (f) To the extent that any obligation to refrain from competing within an area, for a period of time or with respect to a product or service, as provided in this paragraph 10 is invalid or unenforceable, it shall, to the extent that it is invalid or unenforceable, be deemed void AB INITIO, and the remaining obligations imposed by the provisions of this Agreement shall be fully enforceable as if such invalid or unenforceable provisions had not been included herein. The parties intend for this covenant to be enforceable to the maximum extent permitted by law, and if any reviewing court deems it overbroad, such court may reduce the time element by months, and the area by counties to achieve the intention of the parties.

         11. INDEMNIFICATION. The parties acknowledge that as the result of JEJ's service as an officer of Lady Fairway and S2 Golf, JEJ exposes himself to risks of personal liability arising from, and pertaining to, JEJ's participation in the management of Lady Fairway and S2 Golf. Lady Fairway and S2 Golf shall defend, indemnify and hold harmless JEJ from any actual cost, loss, damages, attorneys fees, and liability suffered or incurred by JEJ arising out of, or connected to, JEJ's service as an officer of Lady Fairway and S2 Golf, to the extent allowed under New Jersey corporate law. Lady Fairway and S2 Golf shall not be obligated to indemnify JEJ if the cost, loss, damage, or liability results from JEJ's violation of the Securities Exchange Act of 1934, as amended, JEJ's violation of criminal law, a transaction from which JEJ received an improper personal benefit, JEJ's violation of Section 607.0834 of the Florida Business Corporation Act, or JEJ's willful misconduct or a conscious disregard for the best interests of Lady Fairway and S2 Golf. Lady Fairway and S2 Golf will not have any obligation to JEJ under this section for any loss suffered if JEJ voluntarily pays, settles, compromises, confesses judgment for, or admits liability with respect to without the approval of Lady Fairway and S2 Golf. Within thirty days after JEJ receives notice of any claim or action which may give rise to the application of this section, JEJ shall notify Lady Fairway or S2 Golf in writing of the claim or action. JEJ's failure to timely notify Lady Fairway or S2 Golf of the claim or action will relieve Lady Fairway and S2 Golf from any obligation to JEJ under this section.

         12. NO RELOCATION.

         (a) S2 Golf and Lady Fairway acknowledge that (i) on the date of this Agreement, JEJ resides in Tampa, Florida; and (ii) the relocation of JEJ's residence outside of Tampa, Florida is not a condition of JEJ's employment by S2 Golf or Lady Fairway.

         (b) S2 Golf and Lady Fairway shall provide JEJ with an appropriately staffed office in Hillsborough County, Florida, which will enable JEJ to fulfill his duties and obligations under this Agreement.


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         (c) In the event of a breach of paragraphs 12(a) or 12(b) by either S2
Golf or Lady Fairway, JEJ will be entitled to terminate this Agreement immediately and will have no other obligations to Lady Fairway or S2 Golf arising out of this Agreement, including, without limitation, JEJ's obligations under paragraph 10; provided, however that JEJ's obligations to Lady Fairway and S2 Golf under paragraphs 7 and 9 will continue.

         13. BINDING EFFECT. This Agreement shall be binding upon the parties hereto, their heirs, legal representatives, successors and permitted assigns.

         14. GOVERNING LAW AND SELECTION OF FORUM. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of New Jersey.

         15. SOLE AGREEMENT. This Agreement supercedes all prior agreements and understandings between the parties with respect to the employment contemplated hereby and may not be changed or amended orally. No change, termination or attempted waiver of any of the provisions of this Agreement shall be of any effect unless the same is set forth in writing and duly executed by the party against which it is sought to be enforced.

         16. ATTORNEY'S FEES. The prevailing party in any action brought to enforce the provisions of this Agreement shall be entitled, in addition to such other relief that may be granted, to a reasonable sum for attorney's fees and costs incurred by such party in enforcing this Agreement (including fees incurred on any appeal).

         17. NOTICE. Any notice required or permitted to be given under this Agreement shall be sufficient if it is in writing and sent by hand delivery or by United States Express Mail service to the parties at the following addresses:


                  To Lady Fairway or to S2 Golf:   18 Gloria Lane
                                                   Fairfield, New Jersey 07004
                                                   Attn:  Robert L. Ross
                                                   Chairman and CEO

                  To JEJ:                          3803 Corporex Park Drive
                                                   Suite 400
                                                   Tampa, Florida  33619

         18. AUTHORITY. S2 Golf and Lady Fairway possess the corporate power and authority necessary to execute this Agreement.




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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


                                     S2 GOLF INC.

                                     /s/ Robert L. Ross
                                     ------------------------------------------
                                     Robert L. Ross
                                     Chairman and CEO



                                     S2 GOLF ACQUISITION CORP.
                                     d/b/a Lady Fairway

                                     /s/ Douglas A. Buffington
                                     ------------------------------------------
                                     Douglas A. Buffington
                                     President




                                     /s/ James E. Jones
                                     ------------------------------------------
                                     James E. Jones




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                                    EXHIBIT A

         The ownership, management or operation of any business enterprise which is engaged in the manufacture, assembly, purchase for resale and/or wholesale distribution of golf clubs, golf bags, golf balls, golf shoes and/or golf apparel in the United States of America and/or Canada.

         All of the foregoing is collectively referred to herein as the "Business."





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                                    EXHIBIT B

1.       Annual vacation in accordance with S2 Golf policy.

2.       Health benefits in accordance with S2 Golf policy.

3.       Long term disability insurance with benefits at 80% of Base Salary.

4. Reimbursement of all ordinary and necessary travel and entertainment expenses.




















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